UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 4, 2009

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AMBIENT CORPORATION

(Exact name of registrant as specified in its charter)

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Delaware	0-23723	98-0166007
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

7 WELLS AVENUE, SUITE 11, NEWTON, MASSACHUSETTS, 02459

(Address of Principal Executive Office) (Zip Code)

(617)- 332-0004

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01

Entry into a Material Definitive Agreement.

On September 4, 2009, Ambient Corporation (“Ambient”) and Duke Energy Business Services LLC on its own behalf and as agent for and on behalf of Duke Energy Carolinas, LLC, Duke Energy Indiana, Inc., Duke Energy Ohio, Inc., Duke Energy Kentucky, Inc., and certain after acquired affiliates (collectively, “Duke Energy”) entered into a Product Sales, Services & Software Agreement (the “Agreement”). Pursuant to the Agreement, Ambient will supply to Duke Energy for deployment over Duke Energy’s electric power distribution grid Ambient’s X-series communication node products as the central communications technology to transmit data from residential and commercial smart meters and other applications back to the utility’s network operations center as part of Duke Energy’s smart grid initiative. The Agreement also provides for a license of the node software and the network management system software to operate and manage the products and for maintenance services and support to be provided by Ambient for which Duke Energy will pay Ambient a maintenance fee after a stated warranty period. The Agreement is in effect until December 31, 2015 subject to various rights of the parties to terminate the Agreement prior to such time. Ambient has agreed to provide maintenance services potentially extending for ten years after the termination of the Agreement if Duke Energy continues to pay for such maintenance services. The Agreement continues the relationship that Ambient has had with Duke Energy since 2005 involving various pilot programs and other commercial deployments.

The press release issued by Ambient related to the Agreement is attached as an exhibit to this report.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.

Financial Statements and Exhibits

(d)

Exhibits

99.1

Press release issued by Ambient Corporation dated as of September 9, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 11, 2009	AMBIENT CORPORATION

	By:	/s/ JOHN J. JOYCE
John J. Joyce
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press release issued by Ambient Corporation dated as of September 9, 2009